                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements of EPL Technologies, Inc. (the "Company") on Forms S-3 (Nos. 333-42185 and 333-09719) and on Forms S-8 (Nos. 333-4306, 333-9795, 333-4207 and 333-50740) of
our report dated March 29, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the existence of substantial doubt about the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of EPL Technologies, Inc. for the year ended December 31, 2000.


Deloitte & Touche LLP
Philadelphia, PA
April 2, 2001